Exhibit 4.6	Execution Copy

PAKER TECHNOLOGY LIMITED

EVERBEST INTERNATIONAL CAPITAL LIMITED

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

May 19, 2008

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of May 19, 2008, by and among the parties as follows:

(1)	PAKER TECHNOLOGY LIMITED ( , “the Company”) , a company duly incorporated and validly existing under the Laws of Hong Kong Special Administrative Region (“Hong Kong”);

(2)	LI Xiande, CHEN Kangping, LI Xianhua, each a citizen of the People’s Republic of China (the “PRC”) (collectively the “Founders” and each, a “Founder”);

(3)	JIANGXI KINKO ENERGY CO., LTD. ( , “Kinko”), a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC; and

(4)	EVERBEST INTERNATIONAL CAPITAL LIMITED, a company duly incorporated and validly existing under the Laws of Hong Kong (“Everbest” and together with Flagship (defined below), the “Series A Investors”).

Each of the Company, the Founders, Kinko and Everbest shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	The Company is a limited liability company incorporated under the law of Hong Kong. As of the date hereof, the Company has an authorized capital of HK$10,000.00, divided into 10,000 ordinary shares of par value HK$1.00 each (the “Ordinary Shares”), of which, (i) a total of 200 shares, representing 50% of the issued share capital of the Company, has been issued to LI Xiande; (ii) a total of 120 shares, representing 30% of the issued share capital of the Company, has been issued to CHEN Kangping; and (iii) a total of 80 shares, representing 20% of the issued share capital of the Company, has been issued to LI Xianhua. All the said issued and outstanding Ordinary Shares have been fully paid;

B.

The Company wishes to increase its authorized capital and Everbest wishes to subscribe for from the Company, and the Company wishes to sell to Everbest, an aggregate of 40,527 Series A Preferred Shares of the Company, representing 3.61% of the enlarged share capital of the Company, after giving effect to (i) subdivision and designation of the authorized share capital of the Company to HK$10,000.00 divided into 9,891,929 Ordinary Shares and 108,071 Series A Preferred Shares, all at par value of HK$0.001 each, including 400,000 Ordinary Shares held by the Founders, (ii) the subscription by the Founders of 600,000 Ordinary Shares, which together with the 400,000 Ordinary Shares hold as described above, represent 89.07% of the share capital of the Company, (iii) the subscription by Everbest hereunder of 40,527 Series A Preferred Shares, (iv) the issue of 14,685 Ordinary Shares to Wealth Plan Investments Limited, representing 1.31% of the share capital of the Company, pursuant to the Letter of Appointment and (v) the subscription by Flagship Desun Shares Co., Limited (“Flagship”) of an aggregate of 67,544 Series A Preferred Shares, representing 6.02% of the enlarged share capital of the Company, pursuant to the terms and subject to the terms and conditions of this Agreement;

C.	On May 8, 2008, the Company entered into a Share Purchase Agreement with Flagship (the “Flagship Share Purchase Agreement”), pursuant to which Flagship agreed to subscribe for and purchase from the Company, and the Company agreed to issue and sell to Flagship, an aggregate of 67,544 Series A Preferred Shares, representing 6.02% of the enlarged share capital of the Company, subject to the terms and conditions set out therein;

D.	On May 19, 2008, the Company entered into a Loan Agreement with Flagship (the “Loan Agreement”), pursuant to which Flagship agreed to make a loan of US$15,000,000 to the Company, which loan is convertible into 67,544 Series A Preferred Shares or exchangeable for newly-issued outstanding shares of Kinko equal to 7.33% of the share capital of Kinko under the circumstances and subject to the conditions described therein.

WITNESSETH

THE PARTIES HEREBY AGREE AS FOLLOWS:

1	Definitions.

Capitalized terms used herein shall have the meanings ascribed to them in Schedule 1 attached hereto.

2	Purchase and Sale of Series A Preferred Shares; Closing.

2.1 Authorization.

As of the Closing, the Company shall have an authorized share capital of HK$10,000, consisting of 9,891,929 Ordinary Shares of HK$0.001 each and 108,071 Series A Preferred Shares of HK$0.001 each. As of the Closing, the Company shall have authorized (a) the issuance at the Closing, pursuant to the terms and conditions of this Agreement, of 108,071 Series A Preferred Shares to the Series A Investors, having the rights, preferences, privileges and restrictions as set forth in the Memorandum and Articles; and (b) the reservation of at least 108,071 Ordinary Shares for the conversion of the Series A Preferred Shares.

2.2 Sale and Issuance of Series A Preferred Shares.

Subject to the terms and conditions of this Agreement, at the Closing, Everbest agrees to subscribe for, and the Company agrees to issue and allot to Everbest, an aggregate of 40,527 Series A Preferred Shares, par value HK$0.001 per share, each having the rights and privileges as set forth in the Memorandum and Articles (the “Series A Preferred Shares”), at a per share issue price of US$222.074 for an aggregate amount of consideration of US$9,000,000 (the “Series A Purchase Price”), to be paid to the Closing Account of the Company on May 22, 2008, provided that the number of Series A Preferred Shares so issued and allotted to Everbest and price per share shall be subject to adjustment based on the difference between the exchange rates of U.S. dollars against Renminbi on May 19, 2008 and the date Series A Purchase Price is paid, so that as a result of such adjustment, the total number of the Series A Preferred Shares issued to Everbest shall represent a percentage (rounded to the nearest 2 decimal places) of a shareholding percentage calculated by the following formula:

N	=	EIA
RMB250,000,000x6.3+FIA+EIA

N = the percentage of the Series A Preferred Shares to be issued to Everbest;

EIA = the Series A Purchase Price paid by Everbest in US dollar multiplied by the exchange rate between the US dollar and Renminbi of the date on which Everbest makes the payment of the Series A Purchase Price.

FIA = the amount of the first payment by Flagship of the purchase price for the Series A Preferred Shares in US dollar multiplied by the exchange rate between the US dollar and Renminbi of the date on which such payment is made, plus, the amount of the second payment by Flagship of the purchase price for the Series A Preferred Shares multiplied by the exchange rate between US dollar and Renminbi of the Closing Date.

Each Founder hereby waives any pre-emptive rights or rights of first refusal if any that he or she has with regard to the issuance and sale of Series A Preferred Shares pursuant to this Section 2.2 and Section 9.4.

2.3 Closing.

(i)

Subject to the satisfaction or waiver of each condition to the Closing set forth in Section 5 and Section 6, other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, the issue and allotment of the Series A Preferred Shares hereunder shall take place at the offices of Baker & McKenzie, 14th Floor Hutchison House, 10 Harcourt Road, Central, Hong Kong before May 29, 2008 or at another time and date and at another location to be mutually agreed by the Parties, (which time, date and place are designated as the “Closing”). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

(ii)	At the Closing, the Company shall (i) deliver to Everbest a certificate representing the Series A Preferred Shares subscribed by Everbest, and (ii) cause the Company’s share register to be updated to reflect the Series A Preferred Shares subscribed and purchased by Everbest.

(iii)	At the Closing, Everbest shall deliver an executed counterpart of the Shareholders Agreement in the form attached hereto as Exhibit A to the Company, the Founders and Kinko.

(iv)	At the Closing, the Founders and the Kinko shall deliver an executed counterpart of the Shareholders Agreement in the form attached hereto as Exhibit A to Everbest.

2.4 Termination of Agreement.

This Agreement may be terminated before the Closing as follows:

(i)	at the election of Everbest or the Company, after the date of June 30, 2008 or another date to be mutually agreed by the Parties (the “Termination Date”), if the Closing shall not have occurred on or before such date;

(ii)	by mutual written consent of the Company, the Founders, Kinko and Everbest as evidenced in writing signed by each of the Company, the Founders, Kinko and Everbest;

(iii)	by Everbest in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by the Company, the Founders or Kinko; or

(iv)	by the Company in the event of any material breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by Everbest.

In the event of termination by any Party pursuant to this Section 2.4, written notice thereof shall forthwith be given to the other Parties, and this Agreement shall terminate, and the purchase of the issue and subscription of the Series A Preferred Shares hereunder shall be terminated.

2.5 Effect of Termination.

(i)	In the event that this Agreement is validly terminated prior to the Closing pursuant to Section 2.4, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company, the Founders, Kinko or Everbest; provided that no such termination shall relieve any party hereto from liability for any breach of this Agreement occurring prior to such termination. Notwithstanding the above, if Everbest has paid the Series A Purchase Price prior to the Closing pursuant to Section 2.2 hereof, the Company shall, and the Founders shall cause the Company to, return to Everbest the full amount of such payment made by Everbest as soon as commercially practicable, provided that in such case, the Company shall not be liable for any interest accrued on such funds.

(ii)	The provisions of this Section 2.5, Section 7, Section 9.8 and Section 9.13 hereof shall survive any termination of this Agreement.

3	Representations and Warranties of the Company, the Founders and Kinko.

The Company, Kinko, and, to the extent only specifically set out herein, the Founders, jointly and severally, represent and warrant to Everbest that the statements contained in this Section 3 are true, correct and complete with respect to each member of the Company Group, on and as of the Execution Date and the date of the Closing Date, except as set forth on the Disclosure Schedule attached hereto as Exhibit B (the “Disclosure Schedule”), which exceptions shall be deemed to modify the following representations and warranties. Everbest acknowledges that the Disclosure Schedule may be revised and delivered to Everbest prior to Closing. In the event that any such revision reflects a Material Adverse Effect in relation to any member of the Company Group, Everbest shall not be obligated to proceed with the Closing. In the event that Everbest elects to proceed with the Closing, it will be deemed to waive its rights to sue the Company, the Founders or any member of the Company Group or seek indemnification for any losses suffered as a result of such Material Adverse Effect.

3.1 Organization, Good Standing; Due Authorization.

Each member of the Company Group is duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation. Each member of the Company Group has all requisite legal and corporate power and authority to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on such Person.

3.2 Authorization; Consents.

Each of the Company, the Founders and Kinko has all requisite legal and corporate power, and has taken all corporate action necessary, for each to properly and legally authorize, execute and deliver this Agreement and each of the Transaction Documents to which he/she/it is a party, and to carry out his/her/its respective obligations hereunder and thereunder. The authorization of all of (A) the Series A Preferred Shares being issued and sold under this Agreement and (B) the Ordinary Shares issuable upon conversion of the Series A Preferred Shares has been taken or will be taken prior to the Closing. This Agreement, each of the Transaction Documents to which the Company, the Founders and/or Kinko is a party, when executed and delivered by the Company, the Founders and/or Kinko, will constitute the valid and legally binding obligation of the Company, the Founders and/or Kinko, as the case may be, and enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The issuance of any Series A Preferred Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained or will be obtained prior to the Closing from the holders thereof. For the purpose only of this Agreement, “reserve”, “reservation” or similar words with respect to a specified number of Series A Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Memorandum and Articles or otherwise.

3.3 Valid Issuance of Series A Preferred Shares; Consents.

(i)	The Series A Preferred Shares, when issued and sold to Everbest in accordance with the terms of this Agreement, and the Conversion Shares, when issued upon conversion of the Series A Preferred Shares, will be duly and validly issued, fully paid and non-assessable, free from any Liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws). The Ordinary Shares issuable upon conversion of the Series A Preferred Shares, when issued and sold to Everbest in accordance with the terms of this Agreement and other relevant documents, have been or at the time of Closing will have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any liens and will be free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws or the Shareholders Agreement).

(ii)	Except as set forth in Section 3.3(ii) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the valid execution, delivery and consummation of the transactions contemplated by the Transaction Documents.

(iii)	Subject to the truth and accuracy of Everbest’s representations set forth in Section 4 of this Agreement, the offer, sale and issuance of all Series A Preferred Shares and Conversion Shares as contemplated by this Agreement and the Ancillary Agreements, are exempt from the registration and prospectus delivery requirements of the Securities Act and any applicable securities laws.

(iv)	Except as contemplated under the Transaction Documents, all presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

3.4 Capitalization and Voting Rights.

(i)	The Corporate Chart sets forth the complete and accurate shareholding structure of the Company Group, including but not limited, to: (i) all record and beneficial owners of each member of the Company Group; and, (ii) all share capital or registered capital holdings of each member of the Company Group. All share capital or registered capital of each member of the Company Group have been duly and validly issued (or subscribed for) and fully paid and are non-assessable. All share capital or registered capital of each member of the Company Group is free of Liens and any restrictions on transfer (except for any restrictions on transfer under applicable laws and the Shareholders Agreement). No share capital or registered capital of any member of the Company Group was issued or subscribed to in violation of the preemptive rights of any person, terms of any agreement or any laws, by which each such Person at the time of issuance or subscription was bound. Except as set forth in Section 3.4 of the Disclosure Schedule and as contemplated under this Agreement, the Ancillary Agreements, or the Flagship Share Purchase Agreement and the Loan Agreement, (i) there are no resolutions pending to increase the share capital or registered capital of any member of the Company Group; (ii) there are no outstanding options, warrants, proxy agreements, preemptive rights or other rights relating to the share capital or registered capital of any member of the Company Group, other than as contemplated by this Agreement; (iii) there are no outstanding Contracts or other agreements under which any member of the Company Group or any other Person purchases or otherwise acquires, or has the right to purchase or otherwise acquire, any interest in the share capital or registered capital of any member of the Company Group; (iv) there are no dividends which have accrued or been declared but are unpaid by any member of the Company Group; and (v) there are no outstanding or authorized equity appreciation, phantom equity, equity plans or similar rights with respect to any member of the Company Group.

(ii)	Immediately prior to the Closing, the authorized capital of the Company shall consist of:

(a)	Ordinary Shares. A total of 9,891,929 authorized Ordinary Shares, of which 400,000 are issued and outstanding. Exhibit C attached hereto is a true and correct Capitalization Table for the Company. The rights, privileges and preferences of Ordinary Shares are as stated in the Memorandum and Articles and the Ancillary Agreements.

(b)	Preferred Shares. A total of 108,071 authorized preferred shares, all of which are designated as Series A Preferred Shares, none of which are issued and outstanding. The rights, privileges and preferences of the Series A Preferred Shares will be as stated in the Ancillary Agreements.

(c)	Options, Reserved Shares. The Company has authorized sufficient Ordinary Shares for issuance upon conversion of the Series A Preferred Shares. Except for (i) the conversion privileges of the Series A Preferred Shares and as contemplated hereby and in the Flagship Share Purchase Agreement and the Loan Agreement, and (ii) Options that may be granted under the Original ESOP, there are no options, warrants, reserved shares, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company before the Closing. Apart from the exceptions noted in this Section 3.4, the Ancillary Agreements and the Flagship Share Purchase Agreement and the Loan Agreement, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any participation rights, rights of first refusal or other rights to purchase such shares.

(d)	Except as set forth above and except for (i) the conversion privileges of the Series A Preferred Shares provided in this Agreement, Flagship Share Purchase Agreement and the Loan Agreement and Ancillary Agreements, and (ii) certain rights provided in the Ancillary Agreements, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its Equity Securities. The Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any Equity Securities of the Company.

(iii)	The capitalization table attached hereto as Exhibit C sets forth an accurate and complete list of all of the holders (assuming the consummation of and upon the Closing pursuant hereto and the Flagship Share Purchase Agreement) of the Company’s Equity Securities with reasonable detail and includes all outstanding shares of the Company as well as all securities that are convertible into, or exercisable for shares of the Company as of the date hereof and on a pro-forma basis, giving effect to the Closing.

3.6 Books and Records.

Each member of the Company Group maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements to be prepared in accordance with generally accepted accounting principles in the PRC or Hong Kong.

3.7 Financial Statements.

The Company has delivered to Everbest, (a) the audited consolidated financial statements (including income statement, balance sheet and cash flow statements) of the Company Group for the fiscal year ended December 31, 2007 prepared by the Auditor in accordance with US GAAP, (b) the unaudited consolidated financial Statement of the Company Group for the period commencing from January 1, 2008 and ended on March 31, 2008 (the “Statement Date”) prepared by the Company in accordance with US GAAP (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and present fairly the financial condition and position of the Company Group as of their respective dates, in each case except as disclosed therein and except for the absence of notes.

3.8 Changes.

Since the Statement Date, except as contemplated by this Agreement, the Flagship Share Purchase Agreement, the Loan Agreement, the Restructuring Documents, the Offshore Reorganization or as set out in the Financial Statements, there has not been:

(i)	any change in the assets, liabilities, financial condition or operations of any member of the Company Group from that reflected in the Financial Statements, other than changes in the ordinary course of business, or other changes which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;

(ii)	any resignation or termination of any Key Employee of any member of the Company Group;

(iii)	any satisfaction or discharge of any Lien or payment of any obligation by any member of the Company Group, except those made in the ordinary course of business or those that are not material to the assets, properties, financial condition, or operation of such entities (as such business is presently conducted);

(iv)	any change, amendment to or termination of a Material Contract other than in the ordinary course of business or which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;

(v)	any material change in any compensation arrangement or agreement with any Key Employee of any member of the Company Group;

(vi)	any sale, assignment or transfer of any Intellectual Property of any member of the Company Group, other than in the ordinary course of business or which would not reasonably be expected to have a Material Adverse Effect on any member of the Company Group;

(vii)	any declaration, setting aside or payment or other distribution in respect of any member of the Company Group’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by any member of the Company Group other than the repurchase of capital shares from employees, officers, directors or consultants pursuant to agreements approved by the Board of Directors of such Person;

(viii)	any failure to conduct business in the ordinary course, consistent with such member of the Company Group’s past practices which would have a Material Adverse Effect on any member of the Company Group;

(ix)	any damages, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operation or business of any member of the Company Group;

(x)	any event or condition of any character which might have a Material Adverse Effect on the assets, properties, financial condition, operation or business of any member of the Company Group;

(xi)	any agreement or commitment by any member of the Company Group to do any of the things described in this Section 3.8 except pursuant to this Agreement, the Ancillary Agreements or the Restructuring Documents;

(xii)	any incurrence or commitment to incur any indebtedness for money borrowed in excess of US$150,000 individually or in the aggregate that is currently outstanding;

(xiii)	any loan or commitment to make any loans or advances to any individual, other than ordinary advances for travel or other bona fide business-related expenses;

(xiv)	waiver or commitment to waive any material right of value.

3.9 Exempt Offering.

Assuming the accuracy of the representations and warranties of Everbest, the offer and sale of the Series A Preferred Shares pursuant to this Agreement are exempt from the registration requirements of the Securities Act and the issuance of the Conversion Shares in accordance with the Memorandum and Articles, will be exempt from such registration requirements.

3.10 Representations and Warranties Relating to the Founders.

Except for those set forth in Section 3.10 of the Disclosure Schedule,

(i)	Each Founder has the legal right and full power to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with the Transaction Documents.

(ii)	Except for the Company Group, none of the Founders presently owns or controls, and will as of the Closing own or control, directly or indirectly, more than 3% of the entire issued and outstanding shares of a listed company or any interest in any other corporation, partnership, trust, joint venture, association, or other entity, and none of such Founder is a director, supervisor, a member of the senior management, general partner, trustee or Controlling person of any entity, or own or control any interest in any entity competing with, or any material supplier or customer of, any member of Company Group.

(iii)	None of the Founders presently and will as of the Closing own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, senior management, partner, lender, investor or representative in connection with, any business or corporation, partnership, or organization which competes directly with the principal business conducted by the Company Group or with which a Company Group has a material business relationship.

4	Representations and Warranties of Everbest.

Everbest hereby represents and warrants to the Company and the Founders that the statements contained in this Section 4 with respect to Everbest are correct and complete as of the date of this Agreement and on and as of the date of the Closing with the same effect as if made on and as of the date of the Closing.

(i)	Everbest is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

(ii)	Everbest has the financial capability and other resources necessary for the consummation of the transaction contemplated in this Agreement and as of the Closing Date it will provide the Company with all the corporate documents as listed in Schedule 3.

(iii)	Everbest has all requisite legal and corporate power and authority, and has taken all corporate action necessary to properly and legally authorize, execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, and to carry out its respective obligations hereunder and thereunder, and this Agreement and each of the Ancillary Agreements to which it is a party, when executed and delivered by Everbest, will constitute valid and legally binding obligations of Everbest, enforceable against it in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Law of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Law relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iv)	The Series A Preferred Shares will be acquired or accepted for investment purposes for Everbest’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Everbest does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Everbest further represents that it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Series A Preferred Shares and has not solicited any Person for such purpose. There is no contract or arrangement pursuant to which the equity interest, ownership or control of Everbest will be transferred

(v)	Everbest understands and acknowledges that the offering of the Series A Preferred Shares will not be registered or qualified under the Securities Act, or any applicable securities Laws on the grounds that the offering and sale of securities contemplated by this Agreement and the issuance of securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon Everbest’s representations in this Agreement. Everbest further understands that no public market now exists for any of the securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s securities.

(vi)	Everbest is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act.

(vii)	Everbest understands that the Series A Preferred Shares have been sold in an offshore transaction and accordingly have not been, and will not be, registered under the Securities Act in reliance on the exemption from registration provided by Regulation S under the Securities Act, and may not be resold, pledged or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act, (ii) pursuant to an available exemption from the registration requirements of the Securities Act and in accordance with applicable laws of any state of the United States of America, or (iii) outside the United States of America in an offshore transaction in compliance with Regulation S under the Securities Ac. Everbest acknowledges that the Company has no obligation to register or qualify the Series A Preferred Shares, or the Ordinary Shares into which they may be converted, for resale except as set forth in the Shareholders’ Agreement. Everbest further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A Preferred Shares, and on requirements relating to the Company which are outside Everbest’s control, and which the Company is under no obligation and my not be able to satisfy. Everbest understands that this offering is not intended to be part of the public offering, and that Everbest will not be able to rely on the protection of Section 11 of the Securities Act.

(viii)	Everbest is not a U.S. person within the meaning of Rule 902 of Regulation S under the Securities Act.

(ix)	Everbest understands that the certificates evidencing the Series A Preferred Shares and the Conversion Shares may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

5	Conditions of Everbest’s Obligations at Closing.

The obligations of Everbest under Section 2 of this Agreement, unless otherwise waived in writing by Everbest, are subject to the fulfillment of each of the following conditions on or before the Closing:

5.1 Representations and Warranties.

Except as set forth in the Disclosure Schedule, the representations and warranties of the Company, the Founders and Kinko contained in Section 3 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as if such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (i)) as of such particular date.

5.2 Performance.

The Company, the Founders and Kinko shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by him/her/it on or before the Closing.

5.3 Authorizations.

The Company, the Founders and Kinko shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents other than those that by their nature shall be obtained after the Closing, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Series A Preferred Shares pursuant to this Agreement and the transactions contemplated by the Corporate Chart, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing.

5.4 Closing Certificate.

The director of the Company shall have executed and delivered to Everbest at the Closing a certificate of the Company (i) stating that the conditions specified in Sections 5.1, 5.2 and 5.3 hereto have been fulfilled, and (ii) attaching thereto a true and complete copy of (A) the Memorandum and Articles as then in effect and (B) all resolutions of the Company’s shareholders and board of directors approving the transactions contemplated hereby.

5.5 Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Everbest, and Everbest shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.6 Legal Opinions.

Everbest shall have received from Chen & Co. Law Firm, the PRC counsel to the Company Group, an opinion, dated as of the Closing, satisfactory to Everbest. Everbest shall have received from Baker & McKenzie, the Hong Kong legal counsel to the Company, an opinion, dated as of the Closing, satisfactory to Everbest.

5.7 Submission of the Estimated Profit and Loss Statement of the Company for 2008.

Everbest shall have been provided and satisfied with the estimated profit and loss statement of the Company for 2008 on or before the Closing.

5.8 Employment Agreements.

Each of the Key Employees and the Founders who are also employees of the Company Group shall have entered into an employment agreement with the Company or a member of the Company Group in compliance with applicable laws and regulations. Substantially all of the full time employees of the Company Group who have been employed by the Company Group on a full time basis for not less than one month shall have entered into employment agreements that are in compliance with applicable PRC laws with Kinko.

5.9 Non-Competition Agreement and Confidentiality Agreement, Proprietary Information and Inventions Assignment Agreement.

Each of the Key Employees and the Founders who are also employees of the Company Group shall have entered into a Non-Competition Agreement and Confidentiality Agreement with the member of the Company Group to which he or she has employment or service relationship, each case in a form acceptable to Everbest. Each of the Key Employees and the Founders shall have entered into a Proprietary Information and Inventions Assignment Agreement with the Company on terms and conditions satisfactory to Everbest.

5.10 Closing Account.

The Company shall have opened and maintained the Closing Account of the Company, the details of which are set forth in Schedule 3 attached hereto.

5.11 No Adverse Change.

There shall be no Material Adverse Effect on the Company or Company Group.

5.12 Capital Verification Report.

Everbest shall have received the capital verification report of Kinko showing the paid-up registered capital of Kinko.

6	Conditions of the Company’s and the Founders’ Obligations at Closing.

The obligations of the Company under Sections 2 of this Agreement, unless otherwise waived in writing by them, are subject to the fulfillment of each of the following conditions on or before the Closing:

6.1 Representations and Warranties.

The representations and warranties of Everbest contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

7	Confidentiality.

7.1	Disclosure of Terms.

The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.

7.2 Permitted Disclosures.

Notwithstanding the foregoing, the Company may disclose (i) the Financing Terms to its bona fide prospective investors, employees bankers, accountants, and legal counsels in relation to a transaction contemplated in the Flagship Share Purchase Agreement, in each case , only where such persons or entities are under appropriated non disclosure obligations substantially similar to those set forth in this Section 7.2, (ii) the existence of the investment to its bona fide prospective investors, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by Everbest, and, (iii) the Financing Terms to its current investors, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 7.2, or to any person or entity to which disclosure is approved in writing by Everbest. Everbest may disclose (i) the existence of the investment and the Financing Terms to any partner, limited partner, former partner, potential partner or potential limited partner of Everbest or other third parties and (ii) the fact of the investment to the public, in each case only if such disclosure is approved in advance in writing by the Company. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 7.3 below. The Company and Everbest agree that this Agreement and its exhibits and schedules will be filed as exhibits to the Registration Statement on Form F-1 to be filed by the Company with the United States Securities and Exchange Commission (“SEC”) in connection with the Qualified IPO, and available to the public on the SEC’s website.

7.3 Legally Compelled Disclosure.

In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of another Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

7.4 Other Exceptions.

Notwithstanding any other provision of this Section 7, the confidentiality obligations of the Parties shall not apply to: (a) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted Party.

7.5 Press Releases, Etc.

No announcements regarding Everbest’s investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of Everbest and the Company.

7.6 Other Information.

The provisions of this Section 7 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

8	Undertakings.

After the Execution Date or the Closing Date (as the case maybe), the Company, the Founders and Kinko agree as follows:

8.1 Use of Proceeds from the Sale of Series A Preferred Shares.

The proceeds from the sale of the Series A Preferred Shares shall be injected by the Company to Kinko as its increased registered capital and be used as working capital of Kinko.

8.2 Exclusivity.

Except as set out in Section 9.4, from the Execution Date until the date that is five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 5 and Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Company, the Founders and Kinko agree not to (i) discuss the sale of any Ordinary Shares, Convertible Securities or Equity Securities of the Company with any third party, or (ii) to provide any information with respect to the Company to a third party in connection with a potential investment by such third party in the Ordinary Shares, Convertible Securities or Equity Securities of the Company, or (iii) to close any equity financing transaction of the Ordinary Shares, Convertible Securities or Equity Securities of the Company with any third party, so long as Everbest shall not have breached or violated any of its representations, warranties, covenants or agreement contained herein or in any of the other Transaction Documents. Subject to the Shareholders Agreement, this Section 8.2 shall terminate and be of no further force and effect immediately following the Closing Date or the Termination Date.

8.3 Compliance by Shareholders.

Each of the Founders shall take all necessary actions, at his/her own expenses, to fully comply with all Applicable Laws and the requirements of the Governmental Authorities with respect to his/her direct and indirect holding of Equity Securities in the Company on a continuing basis (including, but not limited to, all obligations imposed and all consents, approvals, registrations and permits required by the SAFE and by other PRC Governmental Authorities or under other Applicable Laws of the PRC in connection therewith).

8.4 Compliance by Company Group.

Each member of the Company Group shall, at its own expenses, fully comply with all Applicable Laws of the jurisdiction of its incorporation as well as all requirements of the competent Government Authorities with respect to their conducting of business, on a continuing basis. The Company shall (i) comply with the US Foreign Corrupt Practices Act, (ii) use its commercially reasonable efforts to avoid PFIC status and minimize the effects of CFC and PFIC status to the extent either one occurs, and (iii) comply with PRC Laws.

8.5 Offshore Reorganization.

Each of the Founders and the Company undertakes to, and shall procure each member of the Company Group to, take all actions or transactions considered necessary to complete an offshore reorganization so as to achieve a shareholding structure as indicated under the Corporate Chart as shown in Exhibit D hereto.

8.6 Social Insurance.

Kinko shall pay the social insurance, welfare funds, medical benefits, retirement benefits, pensions or other insurance and benefits for all of its employees in accordance with, and to the extent required by, the PRC laws and regulations.

8.7 Employee Stock Option Plan.

(i)	After the completion of the Offshore Reorganization, an employee share option plan (the “Original ESOP”) shall be adopted among the Company and the Founders pursuant to which options to purchase up to 2% of the Ordinary Shares issued and outstanding prior to the Closing may be issued to qualifying officers, directors and employees of the Company Group.

(ii)	Options under the Original ESOP (“Options”) shall be granted by the Financial Committee (or any other committee of the Board of Directors formed for the purpose of deciding and administering matters relating to compensation).

(iii)	The Ordinary Shares subject to the options (“Optionable Shares”) shall be made available for issuance under the Original ESOP by the Founders ratably in accordance with their respective holdings of Ordinary Shares prior to the Closing. The Founders shall place such Optionable Shares, together with undated share transfers executed in blank, in escrow with an agent (the “Option Agent”) for issuance against exercise of options. The Option Agent shall transfer Ordinary Shares (“Option Shares”) against the exercise of options in accordance with the terms of the Original ESOP.

(iv)	The Original ESOP shall include such ordinary and customary terms as the Parties may agree, including among others the following:

(a)	the Original ESOP shall be administered by the Financial Committee or such other committee, which shall grant Options in accordance with the provisions of the Original ESOP and on such other terms as they may in their discretion determine, in relation to the number of options, vesting schedule, exercise price and other terms;

(b)	the vesting schedule for Options granted under the Original ESOP shall not be less than four (4) years, with a maximum of 25% of the Options under any grant vesting in each year;

(c)	Options not exercised prior to the expiration date specified in the relevant grant shall expire, subject to any extension approved by the Financial Committee or such other committee;

(d)	Options granted to employees whose employment is involuntarily terminated for cause, and Options granted to employees who voluntarily leave the employ of the Company, shall forthwith terminate;

(e)	no Options granted under the Original ESOP shall have an exercise price of less than the greater of (A) fair market value of the Option Shares at the date of grant and (B) the purchase price per share of the Series A Preferred Shares purchased by Everbest hereunder; and

(f)	no Options shall be granted under the Original ESOP unless both the grant and the exercise of the Options and the transfer of the Option Shares by the Option Agent are exempt from registration requirements under applicable securities laws, including the Securities Act.

(v)	Prior to the Qualified IPO, the Company shall adopt a new employee share option plan (“IPO ESOP”) and a long-term incentive plan (“LTIP”) on such terms as the shareholders shall agree. Commencing from the time of the adoption of the IPO ESOP and the LTIP (the “Adoption Date”):

(a)	no further Options shall be issued pursuant to the Original ESOP; and

(b)	the Option Agent shall promptly release from escrow and return to the Founders in proportion with their interests any Optionable Shares as to which Options have not been granted as of the Adoption Date and any Optionable Shares as to which the Options granted have not been exercised (“Unexercised Options”) as of the Adoption Date or have expired or terminated.

(vi)	Commencing from the Adoption Date, upon the exercise of Unexercised Options granted under the Original ESOP, the Company shall deliver newly-issued Ordinary Shares reserved for this purpose under the IPO ESOP.

(vii)	The Company, the Founders and Kinko shall have, obtained (or cause the Subsidiaries to have obtained) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary to adopt the Original ESOP in compliance with PRC Law and regulations.

9	Miscellaneous.

9.1 Survival of Representations and Warranties.

The representations and warranties set forth under Sections 3 and Section 4 and any covenants of the Company, the Founders, Kinko and Everbest contained in or made pursuant to this Agreement shall survive for a period of earlier of (i) second anniversary of the Closing Date, or (ii) Qualified IPO, and such warranties, representations and covenants shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Everbest or the Company. For avoidance of doubt, the representations and warranties of the Company, the Founders or Kinko in Section 3 and the representations and warranties of Everbest in Section 4 are made on and as of the Execution Date and on and as of the Closing Date, unless otherwise stated therein.

9.2 Successors and Assigns.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3 Indemnity.

(i)	The Founders and Kinko (each, an “Indemnitor”) shall, jointly and severally, indemnify Everbest for any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (but excluding any consequential, speculative or punitive damages) (“Losses”), incurred by Everbest as a result of any material breach or violation of any representation or warranty made by the Company, the Founders or Kinko, or any material breach by the Company, the Founders or Kinko of any covenant or agreement contained herein or in any of the other Transaction Documents (an “Indemnifiable Loss”). If Everbest believes that it has a claim that may give rise to an indemnity obligation hereunder, it shall give prompt notice thereof to the Founders or Kinko stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted; provided that in any event any such notice with respect to the breach of any representation or warranty shall be given within two (2) year after the Closing; provided further that in any event any such notice with respect to the breach of any covenant shall be given on a timely basis.

(ii)	Notwithstanding anything to the contrary in this Agreement, no amount of indemnity shall be payable by the Indemnitor as a result of any Losses arising under Section 9.3(i):

(a)	with respect to any claim, unless and until the aggregate amount of Losses suffered cumulatively by Everbest exceeds US$500,000;

(b)	to the extent it arises from or was caused by actions taken by Everbest; or

(c)	to the extent Everbest has been compensated for such Losses.

(iii)	Notwithstanding any other provision of this Agreement, the Founders and Kinko shall not be obliged to indemnify Everbest in excess of an aggregate amount of US$9,000,000.

9.4 Flagship Investment.

Everbest agrees that the Company may issue additional Series A Preferred Shares to Flagship pursuant to the Flagship Purchase Agreement. Everbest hereby waives any preemptive rights, rights of first refusal or other similar rights in relation to the issuance of the Series A Preferred Shares to Flagship pursuant to the Flagship Share Purchase Agreement, the issuance of Series A Preferred Shares or Kinko shares pursuant to the terms of the Loan Agreement, the conversion of such Series A Preferred Shares into Ordinary Shares in accordance with their terms, and the issuance of Ordinary Shares to Wealth Plan Investments Limited in accordance with the Letter of Appointment.

9.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York as to matters within the scope thereof and without regard to its principles of conflicts of laws.

9.6 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.7 Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.8 Notices.

Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 9.8). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and by two (2) days having passed after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected on the same day on which it is properly addressed and sent through a transmitting organization with a reasonable confirmation of delivery.

9.9 Transaction Fees and Other Expenses.

Subject to this Section 9.9, the Company shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. Kinko shall also pay all reasonable costs and expenses incurred or to be incurred by Everbest, which shall include all reasonable costs and expenses in conducting due diligence investigations on the Company and the Company Group and in preparing, negotiating and executing all documentation, including all reasonable fees and expenses of any outside legal counsel, as well as all costs and expenses related to the financial due diligence review of the Company or the Company Group up to an amount to be agreed by the Parties, upon presentation of invoices in reasonable detail by Everbest.

9.10 Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

9.11 Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.12 Entire Agreement.

This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute the entire agreement among the Parties and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

9.13 Dispute Resolution.

(i)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(ii)	The arbitration shall be conducted in Hong Kong at the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(iii)	The arbitration proceedings shall be conducted in Chinese. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.13 shall prevail.

(iv)	The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(v)	Each Party hereto shall cooperate with any other party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(vi)	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(vii)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if available, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

9.14 Rights Cumulative.

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

9.15 Interpretation.

Unless a provision hereof expressly provides otherwise: (i) all references to dollars are to currency of the United States of America; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and (vii) the term “day” means “calendar day.” For purposes of this Agreement, the term “knowledge” shall be deemed to refer to the belief, knowledge or awareness (as the case may be) of the relevant Person who shall be deemed to have knowledge of such matters that they would have discovered had they made due and careful enquiries.

9.16 No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.17 No Presumption.

The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PAKER TECHNOLOGY LIMITED

	By:	/s/ Kangping Chen

Name:

Title:

Address:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

FOUNDER:	LI Xiande

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

FOUNDER:	CHEN Kangping

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

FOUNDER:	LI Xianhua

	BY:	/s/ Kangping Chen

ID Number:

Address:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

JIANGXI KINKO ENERGY CO., LTD.

By:	/s/ Kangping Chen

Name:

Title:

Attn:

Tel:

Fax:

Email:

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

EVERBEST INTERNATIONAL CAPITAL LIMITED

By:	/s/ Runsheng Xu

Name:

Title:

Attn:

Tel:

Fax:

Email:

SCHEDULE 1

“Agreement” means this Series A Preferred Share Purchase Agreement.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Memorandum and Articles of the Company.

“Auditors” means any of PricewaterhouseCoopers, Deloitte Touche Tohmatsu, KPMG, or Ernst & Young as may be appointed as auditors of the Company from time to time.

“Board of Directors” or “Board” means the board of directors of the Company.

“Business Day” means any day of the year on which national banking institutions in New York, Hong Kong, Singapore and the PRC are open to the public for conducting business and are not required or authorized to close.

“Business Plan” has the meaning set forth in Section 3.21 of this Agreement.

“CFC” means controlled foreign corporation under the US Law.

“Closing” has the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” has the meaning set forth in Section 2.3 of this Agreement.

“Company” means PAKER TECHNOLOGY LIMITED, a limited liability company duly incorporated and validly existing under the Laws of Hong Kong.

“Company Closing Account” has the meaning set forth in Section 5.10 of this Agreement.

“Company Group” means the Company, Kinko, any of their Subsidiaries, and each Person (other than a natural person) that is, directly or indirectly, controlled by the Company and Kinko.

“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Convertible Securities” means, with respect to any specified Person, Securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Series A Preferred Shares.

“Corporate Chart” means the Corporate Chart attached hereto as Exhibit D.

“Disclosing Party” has the meaning ascribed to it in Section 7.3 hereof.

“Disclosure Schedule” has the meaning ascribed to it in Section 3 hereof.

“Equity Securities” means any Ordinary Shares and/or Ordinary Share Equivalents of the Company.

“Everbest” shall mean Everbest International Capital Limited, a company duly incorporated and validly existing under the Laws of Hong Kong.

“Execution Date” shall mean the date of this Agreement.

“Financial Committee” means the financial committee to be established under the Board in accordance with the Shareholders Agreement.

“Financial Statements” has the meaning set forth in Section 3.7 of this Agreement.

“Financing Terms” has the meaning set forth in Section 7.1 of this Agreement.

“Flagship” shall mean Flagship Desun Shares Co., Limited, a company duly incorporated and validly existing under the laws of Hong Kong.

“Flagship Share Purchase Agreement” shall mean the Series A Preferred Share Purchase Agreement entered into among the Company, Founders, Kinko and Flagship on May 8, 2008.

“Founders” shall mean LI Xiande, CHEN Kangping, LI Xianhua, each a citizen of the PRC.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“HKIAC” means the Hong Kong International Arbitration Centre.

“Indemnitor” has the meaning set forth in Section 9.3.

“Indemnifiable Loss” has the meaning set forth in Section 9.3.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by the Company Group.

“IPO ESOP” has the meaning set forth in Section 8.8 of this Agreement.

“Key Employees” means, with respect to each of the members of the Company Group, the chief executive officer, the chief financial officer, the president, the general manager or any other manager with the title of “vice-president” or higher, of such entity. The name and tile of each Key Employee are set forth on Exhibit E attached hereto.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Letter of Appointment” means the letter of appointment between the Company and to Wealth Plan Investments Limited dated May 19, 2008.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

“Loan Agreement” shall mean the Loan Agreement between the Company and Flagship date May 19, 2008.

“Material Adverse Effect” means with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations, results of operations, financial condition, assets or liabilities, or (ii) material impairment of the ability to perform the material obligations of such Person hereunder or under the other Transaction Documents, as applicable; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Effect that results from changes in general economic conditions or as a result of war or an act of terrorism, (ii) any Effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of Everbest or (iii) any issue or condition which the Company may reasonably demonstrate was known to Everbest prior to the date of this Agreement or has been disclosed in the Disclosure Schedules.

“Material Contract” mean a Contract to which any member of the Company Group is bound that involves (a) obligations (contingent or otherwise) or payments to any member of the Company Group in excess of US$2,000,000 concerning the normal business of any member of the Company Group, (b) the license or transfer of Intellectual Property or other proprietary rights to or from any member of the Company Group in excess of US$250,000, and (c) any other Contract that affectS the assets, properties, financial condition, operation or business of any member of the Company Group in material respects, including any Contract having an effective term of more than one (1) year or payments in excess of US$150,000.

“Memorandum and Articles” means the memorandum of association and the amended and restated articles of association of the Company to be adopted by resolution in writing of all members of the Company and to be effective on or before the Closing.

“Offshore Reorganization” means the series of transactions described in Section 14.12 of the Shareholders Agreement.

“Ordinary Shares” means the Company’s ordinary shares, par value HK$1.00 per share as of the date hereof and HK$0.001 per share at the Closing.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.

“Original ESOP” has the meaning set forth in Section 8.8 of this Agreement.

“Party” has the meaning set forth in the Preamble hereof.

“Permits” has the meaning set forth in Section 3.13(ii).

“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (a) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (b) were not incurred in connection with the borrowing of money.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PFIC” means passive foreign investment company under the US Law.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents excluding the Hong Kong, the Macau Special Administrative Region and Taiwan.

“SAFE” means the State Administration of Foreign Exchange of PRC.

“SEC” means the Securities and Exchange Commission of U.S.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means any and all of the Company’s Series A Preferred Shares, par value HK$0.001 per share, with the rights and privileges as set forth in the Memorandum and Articles.

“Series A Investors” has the meaning set forth in the first paragraph of this Agreement.

“Series A Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Shareholders Agreement” means the Shareholders Agreement, in the form attached hereto as Exhibit A, to be entered into at the Closing by and among the Company, the Founders and Everbest.

“Statement Date” has the meaning set forth in Section 3.7 of this Agreement.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.

“Termination Date” has the meaning set forth in Section 2.4(i) of this Agreement.

“Transaction Documents” means this Agreement, the Ancillary Agreements, and other documents required in connection with the Corporate Chart, and other agreements and documents the execution and delivery of which is contemplated under this Agreement.

“US” means the United States of America.

“US GAAP” means generally accepted accounting principles of the US, in effect from time to time.

SCHEDULE 3

CLOSING ACCOUNT

Account Name: PAKER TECHNOLOGY LIMITED

Account NO.: 039-737-9-202372-0

Bank Name: Chiyu Banking Corporation Ltd.

Bank Address: SHOP3, G/F., LEE FUNG BLDG., 315-319 QUEEN’S ROA

CENTRAL, HONGKONG

Swift Code: CIYUHKHH

EXHIBIT A

FORM OF SHAREHOLDERS AGREEMENT

[To come]

EXHIBIT C

CAPITALIZATION TABLE OF THE COMPANY AT THE CLOSING

Capitalization Table

Authorized Shares	10,000,000

Issued Shares
Ordinary Shares	1,000,000
Li Xiande	500,000
Chen Kangping	300,000
Li Xianhua	200,000
Wealth Plan Investments Limited	14,685

1,014,685
Series A Preferred Shares
Flagship Desun Shares Co., Limited	67,544
Everbest International Capital Limited	40,527

108,071

Total Shares Outstanding	1,122,756

EXHIBIT D

CORPORATE CHART

1. PARTICULARS OF MEMBER OF THE COMPANY GROUP PRIOR TO THE CLOSING:

(i) Paker Technology Limited

Company Name	:	Paker Technology Limited

Registered Address	:	RM. 1202, 12/F., Tower 1, China Hong Kong City, 33 Canton Road, T.S.T., Kowloon, Hong Kong

Date of Incorporation	:	November 10, 2006

Nature of the Entity	:	Limited Liability Company

Authorized Share Capital	:	HK$10,000 divided into 10,000 shares of HK$1.00 each

Issued Share Capital	:	HK$400

Directors	:	Chen Xiafang

Shareholders and shareholding	:	Li Xiande	200 shares (50%)

		Chen Kangping	120 shares (30%)

		Li Xianhua	80 shares (20%)

(ii) Jiangxi Kinko Energy Co., Ltd.

Registered Name	:	Jiangxi Kinko Energy Co., Ltd.

Registered Address	:	Beside Longda Road, Shangrao Industrial Park

Establishment Date	:	December 13, 2006

Nature of the Entity	:	Limited Liability Company (wholly invested by Taiwan, Hong Kong and Macau enterprise)

Registered Capital	:	HK dollar 85,000,000

Capital Received	:	HK dollar 85,000,000

Business Scope	:	Manufacture and sale of solar cell, silicon material and other relevant product (subject to license or qualification if is required by a specific regulation)

Legal Representative	:	Hui Yan Sang

Shareholder and shareholding	:	Paker Technology Limited holds 100% of shares

2. CORPORATE CHART IMMEDIATELY BEFORE THE CLOSING:

Footnote: The Company also holds 27.02% of the equity interests in Desun. The Company will dispose all its equity interest in Desun within two (2) months after the date of this Agreement.

3. CORPORATE CHART AT THE CLOSING:

4. CORPORATE CHART AFTER OFFSHORE REORGANIZATION

Footnote: According to Section 8.8 of this Agreement, after the completion of the Offshore Reorganization, the Original ESOP shall be adopted among the Company and the Founders pursuant to which options to purchase up to 2% of the Ordinary Shares issued and outstanding prior to the Closing may be issued to qualifying officers, directors and employees of the Company Group. For purposes of the Original ESOP, the “Company” may also refer to the Cayman Islands Co. as appropriate

EXHIBIT E

LIST OF KEY EMPLOYEES

NO.	Name	Position	Academic Qualification
1	Li Xiande	Chairman	Bachelor’s Degree
2	Chen Kangping	General Manager	Master’s Degree
3	Li Xianhua	Vice General Manager	Bachelor’s Degree
4	Yu Musen	Vice General Manager	Bachelor’s Degree
5	Wang Xiaoou	Board Secretary	Doctor’s Degree
6	Chen Zhi yuan	Human Resource Controller	Master’s Degree
7	Wang Zhihua	Vice Financial Controller	Bachelor’s Degree

AMENDMENT TO SERIES A PREFERRED SHARE

PURCHASE AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of September 17, 2008, by and among the parties as follows:

(5)	PAKER TECHNOLOGY LIMITED ( , “the Company”) , a company duly incorporated and validly existing under the Laws of Hong Kong Special Administrative Region (“Hong Kong”);

(6)	LI Xiande, CHEN Kangping, LI Xianhua, each a citizen of the People’s Republic of China (the “PRC”) (collectively the “Founders” and each, a “Founder”);

(7)	JIANGXI KINKO ENERGY CO., LTD. ( , “Kinko”), a wholly foreign owned enterprise duly organized and validly existing under the Laws of the PRC; and

(8)	EVERBEST INTERNATIONAL CAPITAL LIMITED, a company duly incorporated and validly existing under the Laws of Hong Kong (“Everbest”).

Each of the Company, the Founders, Kinko and Everbest shall be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

C.	The Parties have entered into a Series A Preferred Share Purchase Agreement dated May 19, 2008 (the “Agreement”);

D.	The Parties wish to amend the Agreement in accordance with Section 9.10 of the Agreement.

WITNESSETH

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

2.	Section 8 is hereby amended by adding a new subsection 8.8 following subsection 8.7 as follows:

“ 8.8 Shareholding Percentage Adjustment Based on Year 2008 Net Earnings

(i)	The Company shall deliver to Everbest the Year 2008 Account on or prior to April 1, 2009. If the Year 2008 Net Earnings is less than RMB225 million or greater than RMB275 million:

(a)	If the Series A Preferred Shares held by Everbest have not been converted into Ordinary Shares at the time of delivery of the Year 2008 Account, the conversion price of the Series A Preferred Shares shall be adjusted so that when Everbest converts all of its Series A Preferred Shares it acquired under this Agreement into Ordinary Shares, such Ordinary Shares shall represent a percentage (rounded to the nearest 2 decimal places) of all of the then outstanding Ordinary Shares and Ordinary Share Equivalents calculated as follows:

N = Investment Amount / Final Post-money Valuation, where:

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N = the percentage of the Ordinary Share held by Everbest after giving effect to the adjustment under this Section 8.8 and subscription for the Series A Preferred Shares as provided herein;

Investment Amount = RMB62,464,644, being the subscription price paid by Everbest in US dollar multiplied by the exchange rate between the US dollar and Renminbi as of the date Everbest makes the payment of such subscription price.

Final Post-money Valuation = Year 2008 Net Earnings in Renminbi multiplied by 6.3 plus (a) the Investment Amount and (b) RMB104,411,500, being the subscription price paid by Flagship in US dollars multiplied by the exchange rates between the US dollar and Renminbi as of the dates Flagship makes the payment of such subscription price.

(b)	If all the Series A Preferred Shares held by Everbest have been converted into Ordinary Shares at the time of delivery of the Year 2008 Account, the Founders (on pro rata basis) and Everbest shall, within five (5) Business Days, transfer Ordinary Shares among them, so that as the result of such transfer of Ordinary Shares under this Section 8.8 and the subscription for the Series A Preferred Shares as provided herein, the percentage of the total Ordinary Shares held by Everbest shall equal N calculated in subparagraph (a) above.

(c)	Everbest shall not convert any portion of the Series A Preferred Shares into Ordinary Shares unless all of the Series A Preferred Shares held by it are proposed to be converted into Ordinary Shares.

(iii)	If the Year 2008 Net Earnings is less than RMB175 million, it shall, for the purposes of calculating N in Paragraph (i) above, be deemed to be RMB175 million. If the Year 2008 Net Earnings is greater than RMB325 million, it shall, for the purposes of calculating N in Paragraph (i) above, be deemed to be RMB325 million.

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(iv)	Any earnings obtained through or as the result of mergers or acquisitions or any extraordinary or non-recurring earnings shall not be counted toward the audited consolidated Year 2008 Net Earnings of the Company for purposes of this Section 8.8. In calculating the Year 2008 Net Earnings of the Company, the costs and expenses incurred by the Company in relation to the investment by the Series A Investors, any other financing conducted by the Company or the Parent Company and implementing any equity incentive plan including employee stock option plan shall not be deducted from the income of the Company. Year 2008 Net Earnings of the Company shall be rounded to the nearest RMB100,000.”

3.	Section 9.2 of the Agreement is hereby amended by deleting its text in entirety and replacing with the following:

“(i)	Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Parties hereto. Except as otherwise provided herein, the rights of Everbest are only assignable in connection with the transfer or sale (subject to applicable securities and other laws) of the Series A Preferred Shares or Ordinary Shares converted from such Series A Preferred Shares held by Everbest but only to the extent of such transfer, provided, however, that (a) the Everbest shall, prior to the effectiveness of such transfer, furnish to the Company written notice of the name and address of such transferee and Series A Preferred Shares or Ordinary Shares that are being assigned to such transferee, (b) such transferee shall, concurrently with the effectiveness of such transfer, become a party to this Agreement as Everbest, (c) such transfer shall satisfy the requirements set forth in the Shareholders Agreement and Memorandum and Articles.

(ii)	Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.”

4.	Schedule 1 is hereby amended by adding the following definitions in appropriate places:

“Parent Company” means any company which may become the owner of all the outstanding shares of the Company.

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“Year 2008 Account” means the audited consolidated financial statements of the Company for the period from January 1, 2008 to December 31, 2008 audited by the Auditors and prepared in accordance with U.S. GAAP.

“Year 2008 Net Earnings” means the consolidated after-tax net income of the Company as reflected in the Year 2008 Account, subject to the adjustments pursuant to Section 8.8 (iv) hereof.

5.	Except as modified by this Amendment all other terms and provisions of the Agreement shall continue in full force and effect without modification or amendment.

6.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Amendment.

7.	If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of this Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

COMPANY:	PAKER TECHNOLOGY LIMITED

	By:	/s/ Kangping Chen

Name:

Title:

		Address:	Flat/Rm 1202, 12/F, Tower 1 China Hong Kong City, 33 Canton Rd. T.S.T KL, Hong Kong

Attn:

Tel:

		Fax:	+852 2668 3099

Email:

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

FOUNDER:	LI Xiande

	BY:	/s/ Kangping Chen

ID Number:

		Address:	Industry Road 4, Xuri District Shangrao Economic Development Zone Jiangxi, P.R.China

Tel:

		Fax:	+86 0793 846 1152

Email:

FOUNDER:	CHEN Kangping

	BY:	/s/ Kangping Chen

ID Number:

		Address:	Industry Road 4, Xuri District Shangrao Economic Development Zone Jiangxi, P.R.China

Tel:

		Fax:	+86 0793 846 1152

		Email:	ckp@desunsolar.com

FOUNDER:	LI Xianhua

	BY:	/s/ Kangping Chen

ID Number:

		Address:	Industry Road 4, Xuri District Shangrao Economic Development Zone Jiangxi, P.R.China

Tel:

		Fax:	+86 0793 846 1152

Email:

2

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

JIANGXI KINKO ENERGY CO., LTD.

By:	/s/ Kangping Chen

Name:

Title:

	Address:	Kinko Road, Xuri District, Shangrao Economic Development Zone, Jiangxi, P.R.China

Attn:

Tel:

	Fax:	+86 0793 846 1152

	Email:	wxo@desunsolar.com

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

EVERBEST INTERNATIONAL CAPITAL LIMITED

By:	/s/ Xiangfeng Ye

Name:

Title:

	Address:	Room 105 Block A, Cambridge Plaza, 188 San Wan Road, Sheung Shui, N.T., H.K.

Attn:

Tel:

Fax:

Email:

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